Exhibit 99

     WALTER INDUSTRIES ANNOUNCES PLAN TO SIGNIFICANTLY EXPAND METALLURGICAL
                                 COAL PRODUCTION

PR Newswire -- December 16, 2004

            -- Met Coal Pricing Settlements Exceeding $100 per Ton --

TAMPA, Fla., Dec. 16 /PRNewswire-FirstCall/ -- Walter Industries, Inc. (NYSE: WLT) announced today that its Board of Directors has approved up to $135 million for a capital investment program to significantly increase coal production capacity at Jim Walter Resources Mine No. 7. The development portion of this investment will occur over a four-year period and increase annual production capacity by approximately 2.7 million tons starting in the second half of 2008.

In a related announcement, Jim Walter Resources stated that it has negotiated several international coal contracts for prices in excess of $100 per short ton, FOB mine site. These contracts represent settlements with new and existing customers for a substantial portion of next year's available met coal, and will result in nearly a 100% year-over-year increase in existing met coal contract pricing. These one-year contracts principally cover the period July 1, 2005 through June 30, 2006.

"Our positive long-term outlook on the worldwide metallurgical coal markets, bolstered by significant near-term increases in coal prices, provide us the confidence to make this investment," said Don DeFosset, Chairman and CEO of Walter Industries.

The expansion, which will be internally financed, is expected to result in an increase in rated production capacity to approximately 8.0 million tons when longwall mining begins. Given the long development period, the investment will be periodically monitored by the Company and its Board of Directors for continuing feasibility.

Walter Industries, Inc. is a diversified company with annual revenues of $1.4 billion. The Company is a leader in affordable homebuilding, related financing, and water transmission products, and is a significant producer of high-quality coal for worldwide markets. Based in Tampa, Florida, the Company employs approximately 5,000 people. For more information about Walter Industries, please call Joe Troy, Senior Vice President-Financial Services at (813) 871-4404.

Safe Harbor Statement

Except for historical information contained herein, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, among others, changes in customers' demand for the Company's products, changes in raw material and equipment costs and availability, geologic conditions and changes in extraction costs and pricing in the Company's mining operations, changes in customer orders, pricing actions by the Company's competitors, the collection of approximately $16 million of receivables associated with a working capital adjustment arising from the sale of a subsidiary in 2003, potential changes in the mortgage-backed capital market, and general changes in economic conditions. Risks associated with forward-looking statements are more fully described in the Company's filings with the Securities and

Exchange Commission. The Company assumes no duty to update its outlook statements as of any future date.

SOURCE  Walter Industries, Inc.
    -0-                             12/16/2004
    /CONTACT: Joe Troy, Senior Vice President-Financial Services, Walter Industries, Inc., +1-813-871-4404/
    /Photo:  http://www.newscom.com/cgi-bin/prnh/20020429/FLM010LOGO-c
              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.walterind.com /
    (WLT)